UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2022

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-40432	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 387-3562
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TUEM	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition Agreements with Fred Hand, Marc Katz and Paul Metcalf

On November 4, 2022, Tuesday Morning Corporation (the “Company”) entered in a Transition Agreement with Fred Hand (the “Hand Agreement”), pursuant to which the Company and Mr. Hand agreed that Mr. Hand’s employment as Chief Executive Officer of the Company would terminate on November 4, 2022 and that Mr. Hand would resign from the board of directors of the Company on November 4, 2022.

In addition, on November 4, 2022, the Company entered a Transition Agreement with each of Marc Katz and Paul Metcalf (together with the Hand Agreement, the “Transition Agreements”), pursuant to which (i) the Company and Mr. Katz agreed that Mr. Katz’s employment as Principal and Chief Operating Officer and Interim Chief Financial Officer would terminate on November 4, 2022, and (ii) the Company and Mr. Metcalf agreed that Mr. Metcalf’s employment as Principal and Chief Merchant would terminate on November 4, 2022.

Under the terms the Transition Agreements, (i) each of Messrs. Hand, Katz and Metcalf will provide transition services to the Company through June 30, 2023, (ii) the Company will make transition payments of $2,275,948.32 to Mr. Hand, $882,771.44 to Mr. Katz, and $820,235.10 to Mr. Metcalf, (iii) the Company agreed to reimburse certain legal fees incurred by Messrs. Hand, Katz and Metcalf in connection with the Transition Agreements, and (iv) each of Messrs. Hand, Katz and Metcalf will be entitled to accelerated vesting of their time-vesting restricted stock units. The Company and each of Messrs. Hand, Katz and Metcalf also have agreed to mutual releases.

The foregoing summary of the Transition Agreements is qualified in its entirety by reference to the full text of the Transition Agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this report, and incorporated by reference herein.

Appointment of Andrew Berger as Chief Executive Officer

On November 4, 2022, Andrew T. Berger was appointed as Chief Executive Officer of the Company. Mr. Berger has served as a director of the Company since September 28, 2022 and will continue to serve as a member of the board of directors.

Mr. Berger, age 50, has served as a director of Autoscope Technologies Corporation (including its predecessor, “Image Sensing Systems, Inc.”) since October 2015, as Executive Chair of Autoscope since June 2016, and as Chief Executive Officer of Autoscope since April 2021. Mr. Berger was Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee until his appointment as Chief Executive Officer of Autoscope. Mr. Berger is the Managing Member of AB Value Management LLC, which serves as the General Partner of AB Value Partners, LP. Mr. Berger has nearly two decades of experience in investment analysis, investment management, and business consulting. From 1998 through 2002, Mr. Berger served as Equity Analyst for Value Line, Inc. Since 2002, Mr. Berger has served as President of Walker's Manual, Inc., an investment publisher that was transformed into a business consulting company in 2008. Since May 2017, Mr. Berger has been Chief Executive Officer of Cosi, Inc. (and since August 2022 of its successor, Cosi Restaurant Holdings, LLC), a fast-casual restaurant chain that operates and franchises domestic and international restaurants. In 2020, Cosi, Inc. filed for Chapter 11 protection under the federal bankruptcy laws, and emerged in August 2022. From January 2020 through October 2021, Mr. Berger served on the board of directors of Rock Mountain Chocolate Factory, Inc., and international franchisor, confectionary manufacturer and retail operator.

As a result of his appointment as Chief Executive Officer, Mr. Berger will no longer serve on the Audit Committee of the board of directors.

Appointment of William Baumann as Chief Operating Officer and Interim Chief Merchant

On November 4, 2022, William M. Baumann was appointed Chief Operating Officer and Interim Chief Merchant of the Company. Mr. Baumann, age 60, previously served as Executive Vice President and Chief Information Officer of the Company from July 2021 to November 4, 2022. Mr. Baumann joined the Company from Torrid, Inc. where he served as Executive Vice President Customer Experience and Chief Information Officer. In that role, Mr. Baumann’s scope of responsibility included Information Technology, Store Operations and Ecommerce. Prior to that role, Mr. Baumann held the Chief Information Officer position at several retailers including, Total Wine and More, West Marine and Recreational Equipment, Inc. (REI). Mr. Baumann earned a Masters of Business Administration from Saint Mary’s College of California and an undergraduate degree from New Hampshire College.

Resignation of James Harris

On October 31, 2022, James Harris resigned from the board of directors of the Company. In connection with the resignation, there were no disagreements between Mr. Harris and the Company relating to matters concerning the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Transition Agreement, dated November 4, 2022, between the Company and Fred Hand

10.2	Transition Agreement, dated November 4, 2022, between the Company and Marc Katz

10.3	Transition Agreement, dated November 4, 2022, between the Company and Paul Metcalf

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date November 4, 2022	By:	/s/ Jennyfer R. Gray
Jennyfer R. Gray
Vice President, Interim General Counsel and Corporate Secretary

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